Starwood Contact:                              Grill Concepts Contacts:

Nadeen Ayala                                   Robert Spivak/Michael Weinstock
Starwood Hotels & Resorts                      Grill Concepts, Inc.
(914) 640-8259                                 (310) 820-5559

                                               Roger S. Pondel/Angie Yang
                                               PondelWilkinson MS&L
                                               (310) 207-9300


                              FOR IMMEDIATE RELEASE


      STARWOOD HOTELS & RESORTS ENTER STRATEGIC ALLIANCE TO JOINTLY DEVELOP
              GRILL CONCEPTS BRANDED RESTAURANTS IN STARWOOD HOTELS

         White Plains, NY and Los Angeles, CA - May 17, 2001 - Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) (Starwood) and Grill Concepts, Inc. (Nasdaq:GRIL) today announced that they have entered into an agreement to jointly develop The Grill on the Alley and Daily Grill branded restaurants in certain Sheraton and Westin hotels. Under the terms of this agreement, Starwood will acquire a minority interest in Grill Concepts and will also receive warrants to purchase additional shares of GRIL stock.

         Pursuant to the agreement, Starwood will be the exclusive major hotel operator in which The Grill on the Alley and Daily Grill branded restaurants are developed, managed, operated or licensed. Initial restaurant sites are planned for development in hotels operating under Starwood's largest brands, Sheraton and Westin, and current locations under consideration include the Westin Galleria Houston, Westin Cincinnati, Westin Peachtree Plaza in Atlanta, and the Sheraton Dulles Airport Hotel.

         "The Grill on the Alley and Daily Grill restaurants offer excellent service and established concepts that complement the brand strength of our upscale hotel properties," said Ted Darnall, President of North American Hotel Operations of Starwood. "By working together to develop restaurants in our hotel properties, we believe we will be enhancing the overall hotel experience for our guests."

         Robert Spivak, president and chief executive officer of Grill Concepts, said, "We are extremely excited to join with the world's leading hotel group to expand our network of branded restaurants. Starwood has demonstrated its ability to successfully develop brands that represent high quality and excellence. We expect this relationship will be a significant catalyst to fuel the continued growth and development of The Grill on the Alley and Daily Grill destination restaurants in highly visible hotel locations."

         In conjunction with the Starwood agreement, Grill Concepts also entered into agreements with two additional strategic investors, Lewis Wolff and Stephen Ross. Wolff is chairman and CEO of Wolff DiNapoli LLC, a diversified asset acquisition, development and management company; as well as co-founder and chairman of Maritz, Wolff, & Co., a privately held hotel investment group. Ross, formerly executive vice president, Special Projects, for Time-Warner's Warner Bros. Division, is currently a nominee for election as a director of MAI Systems Corporation, an information technology solutions provider for the hotel industry.

         Issuance of the shares and warrants and the joint development agreement is subject to shareholder approval at Grill Concept's next annual meeting scheduled for June 25, 2001 along with other standard terms and conditions. Members of Grill Concepts' management have agreed to vote their shares in favor of the transaction. In conjunction with the investment and the strategic alliance, Wolff, Ross and Norman MacLeod, Starwood's executive vice president of hotel operations, will be nominated for election to the Grill Concepts' board of directors at the upcoming shareholders' meeting.

About Starwood Hotels & Resorts
-------------------------------
Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) is one of the leading hotel and leisure companies in the world with more than 725 properties in 80 countries and 120,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts including: St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton and W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership.

About Grill Concepts, Inc.
--------------------------
Grill Concepts (Nasdaq:GRIL) owns and manages upscale casual and fine dining, full service restaurants under two brand names: The Grill on the Alley and Daily Grill, serving classic American grill fare in a comfortable, sophisticated atmosphere, featuring hearty portions of freshly prepared signature dishes. The company operates 20 restaurants including The Grill on the Alley in Beverly Hills and San Jose, California, and Chicago, as well as Daily Grills in Southern California, Northern California, the Washington, D.C. metropolitan region, and Skokie, Illinois.
                                      # # #

This release contains certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, Grill Concepts' shareholder approval of issuance of shares and warrants pursuant to the aforementioned Agreement and satisfaction of the conditions herein, market acceptance of The Grill on the Alley and Daily Grill restaurants in Starwood hotel properties, and the Grill Concepts' ability to successfully enter new markets. Actual results may differ materially from these statements due to risks and uncertainties beyond the company's control. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated at the time the forward-looking statements are made, including, without limitation, risks and uncertainties associated with the following: the successful development of The Grill on The Alley and Daily Grill branded restaurants in its hotel properties; the continued ability of the Trust to qualify for taxation as a REIT; Starwood's ability to attract and retain personnel; identification, completion, terms and timing of future acquisitions and dispositions; the availability and terms of capital for acquisitions and for renovations; execution of hotel renovation and expansion programs; the ability to maintain existing management, franchise or representation agreements and to obtain new agreements on favorable terms; competition within the lodging and leisure industry; the cyclicality of the real estate business and the hotel and leisure business; foreign exchange fluctuations and exchange control restrictions; general real estate and national and international economic conditions; political and financial conditions and uncertainties in countries in which Starwood owns or operates properties; changes in current laws, rules or regulations of governmental or other regulatory bodies; and other risks and uncertainties set forth in the annual, quarterly and current reports and proxy statements of the Trust and Starwood filed with the Securities and Exchange Commission. Starwood undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.